Exhibit (p)(5)

                                      2001
                             KCM INVESTMENT ADVISORS
                                 CODE OF ETHICS

KCM Investment Advisors (hereinafter "KCM") Code of Ethics is based on the guiding principle that the interests of our investment advisory clients are our top priority. KCM's officers, managers and employees have a fiduciary duty to our clients and their assets entrusted to us as investment advisor. For this relationship to work, our clients must have complete trust and confidence in us. When the potential for conflict arises, it is our obligation to put our investment advisory client's interests over the interests of either employees or this company.

BACKGROUND

KCM formalized its philosophy of investment advisory client interests foremost with a written Code of Ethics and Compliance Manual. In 1980, the Securities and Exchange Commission (SEC) made written ethical standards a requirement for all fund companies. Though not classified as a fund company under the SEC Investment Advisors Act of 1940 (as amended) KCM has adopted the rules and guidelines (as appropriate) as detailed in the SEC's current opinions for constructing our Code of Ethics. Each fund company was free to write its own code, but the SEC reserved the right to review each one on a routine basis to ensure it continued to protect shareholders' interests. In 1999, the SEC adopted more stringent standards that were designed to enhance the board of directors oversight of policies governing personal transactions in securities by investment company personnel, help compliance personnel and the commissions examinations staff in monitoring conflicts of interest, and make information about personal investment policies available to the public.

KCM views our Code as a living document that exists to ensure that the interests if our clients are continually protected. We review the Code regularly and--with the approval of our Compliance Committee, update it to keep current with changes in the industry.

OBJECTIVES

The purpose of our Code of Ethics is to ensure that when employees buy or sell securities for their personal account, they do not create actual or potential conflicts with KCM's investment advisory clients. We believe that portfolio managers buying and selling for their own account is an important element of personal freedom, and can help us to recruit and retain the very best people, many of whom want to participate directly in the markets. We do not, however, allow them or any employee to use information about KCM's investment recommendations or client account transactions for their personal profit or to refrain from acting for the client accounts for their personal benefit.

GENERAL PROVISIONS

New employees are briefed on the Code and given a copy when hired. Within one week of joining the company, they must indicate that they have read the Code and agree to its provisions. After that, we require employees at the beginning of each year to review the Code and acknowledge that their personal investing has complied with its requirements.

The terms of the Code applies to employees of varying degrees based on their access designation.

Non-Access Persons: Employees who do not have knowledge of the day-to-day activities of the KCM or of investment recommendations made for client accounts.

General Access Persons: Employees who make, participate in, or obtain timely information regarding the purchase or sale of a security by KCM or of any investment recommendation made to a client account within the normal scope of their job.

Investment Professionals / Senior Executives: Employees who make, influence investment decisions or are involved in making the overall business decisions for KCM or client accounts.

The following provisions of KCM's Code of Ethics apply to all employees:

A. Transaction Reporting: Each employee must report personal transactions in reportable securities to the Compliance Officer.

B. Reportable securities: The Code applies to the buying and selling of virtually all securities, including options and futures on groups of securities or securities indexes. The SEC has exempted from reporting certain securities including open-end mutual funds, certificates of deposit, and short-term government obligations.

C. Brokerage accounts: All KCM employees must conduct all personal transactions in reportable securities through a brokerage account held at an approved broker. This practice helps us to achieve compliance with the Code and allows us to more easily monitor personal account activity on an ongoing basis.

Access Persons must report all personal transactions.

D. General restrictions: The following restrictions apply to all of KCM's employees.

     o using your knowledge of client account transactions for personal benefit;

     o    causing or preventing client account activity for personal benefit;

     o participating in initial public offerings, hedge funds, investment clubs or similar groups;

     o using options or futures to take positions in securities which would not be allowed under the Code;

     o exercising investment discretion over accounts in which you have beneficial interest. If you wish to do so, you must contact the Compliance Officer for approval;

     o accepting gifts of a value greater than $100 from any person or company doing business with or on behalf of the KCM client accounts.

RECOMMENDATIONS BY KCM

Section 206 of the Advisors Act makes it unlawful for an investment advisor, directly or indirectly

     a. to employ any device, scheme or artifice to defraud any client or prospective client;

     b. to engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client;

     c. acting as principal for his own account, knowingly to sell any security from a client or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction; or

     d. to engage in any act, practice or course of action which is fraudulent, deceptive or manipulative.

KCM acts as a fiduciary, and as such owes its clients and affirmative duty of "utmost good faith, and full and fair disclosure of all material facts", as well as an affirmative obligation to "employ reasonable care to avoid misleading" our clients.

ADDITIONAL REQUIREMENTS APPLICABLE TO ACCESS PERSONS
In addition to these general provisions, there are certain requirements that apply only to Access Persons -- those with access to information about KCM's investment research recommendations and transactions.

E. Pre-clearance of trades: Under the Code, Access Persons must obtain prior approval before effecting a personal transaction in any securities which are "reportable securities".

F. Disclosure of Personal Securities  Holdings:  Access Persons must disclose in
writing  all  personal   securities   holdings   owned   directly  or  otherwise
beneficially owned within seven days of joining the company and annually thereafter.

ADDITIONAL REQUIREMENTS APPLICABLE TO INVESTMENT PROFESSIONALS AND SENIOR EXECUTIVES

Investment Professionals and Senior Executives are subject to the general provisions and provisions for Access Persons, as well as to some additional requirements. (One provision applies just to Portfolio Managers.)

G. Short-term trading: Investment Professionals and Senior Executives are at all times required to act in accordance with an overriding duty and loyalty to client accounts. The manifest principal for all employee activities is one that the client comes first. While management discourages short term trading by Portfolio Managers and Key Investment Personnel, our Compliance Committee has determined that, is special cases, and when such trades have been thoroughly scrutinized, short term trading is permitted.

The overriding  determination  is contained under the  requirements  outlined in
Section 206 of the Advisors Acts - wherein the SEC has charged advisors and their personnel who deprive clients of investment opportunities with violation of Section 206, the general antifraud provision. If after a trade has been made, it is determined that real or perceived conflict with client interests has occurred, any and all realized profits resulting from a transaction occurring within 60 day of each other must be disgorged and, the profits are donates to a charitable organization as determined by the Compliance Committee.

H. Restricted securities: From time to time, the Compliance Committee may place a security on a restricted list. Certain employees, as designated on a case-by-case basis by the Compliance Committee, may not effect transactions in securities on the restricted list.

I. Prior Approval:

Investment Professionals and Senior Executives must seek prior approval:

     o    to serve on a board of directors

     o    to participate in private placement transactions

J. Additionally, Investment Professionals have an affirmative duty to recommend suitable securities for the benefit of KCM investment advisory client.

K. Additional restriction applicable to Portfolio Managers: Portfolio Managers may not buy (purchases) a security their Client Account has traded until all known or anticipated shares have been made for active Client Accounts plus one
(1) calendar day. For sell transactions, Clients Accounts receive priority for all trades. Portfolio Managers may sell on the same calendar day, but only when all Client Accounts have had the opportunity to sell.

MONITORING AND ENFORCEMENT

We take seriously our responsibility to oversee and enforce KCM's Code of Ethics. The company's Compliance Committee key responsibility is to supervise KCM's compliance and internal control activities. Additionally, KCM undertakes significant efforts to educate employees through orientation training and annual review sessions.

When there is reason to believe an employee has violated the Code of Ethics, the Compliance Committee would conduct an in-depth review. As part of this process, the employee has an opportunity to present his or her side of the story. The Compliance Committee then decides or recommends the appropriate action to take.

Sanctions under the Code range in severity from a procedural notice administered by the Compliance Committee to warnings, fines, dismissal, referral to the SEC or other civil regulatory authorities, and ultimately referral for criminal prosecution.